Exhibit 21
               Subsidiaries of EVCI Career Colleges Holding Corp.

Name                                                    State of Incorporation
----                                                    -----------------------

Interboro Institute, Inc.                               New York

Technical Career Institutes, Inc.                       New York

Pennsylvania School of Business, Inc.                   Pennsylvania

Interboro Holding, Inc.                                 Delaware